Exhibit 19.1

Joby Aviation, Inc.
Insider Trading Compliance Policy
(effective March 29, 2024)

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and providing material nonpublic information to others so that they can trade. Violating such laws can undermine investor trust, harm Joby Aviation, Inc.’s reputation, and result in your dismissal from Joby Aviation, Inc. (together with its subsidiaries, the “Company”). It can also result in serious criminal and civil charges against you and the Company.
This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.
1.Summary

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company imposed sanctions, including termination for cause.
This Policy applies to all officers, directors, board observers, employees, and consultants of the Company. As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or temporary workers. This Policy extends to all activities within and outside your Company duties. Every officer, director, board observer, employee, and consultant must review this Policy. Questions regarding the Policy should be directed to the Company’s Compliance Officer.
The Company’s General Counsel (the “Compliance Officer”) is responsible for the administration of this Policy. The Compliance Officer may delegate any of the duties related to the administration of this Policy to such other employee(s) as may the Compliance Officer deems appropriate.
In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy. You are also responsible for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control comply with this Policy.
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.
2.Statement of Policies Prohibiting Insider Trading

No officer, director, board observer, employee, or consultant (or any other person designated as subject to this

Policy) may purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security, whether the issuer of such security is the Company or any other company, particularly those companies that are current or prospective customers or suppliers of the Company and those with which the Company may currently be negotiating.
Additionally, no officer, director, board observer, employee, or consultant may purchase or sell any security of the Company during the period beginning on the first day of any fiscal quarter of the Company and ending upon completion of one full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company.
These prohibitions do not apply to:
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); or
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (https://www.investopedia.com/terms/r/rule-10b5-1.asp) (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934 (https://www.investopedia.com/terms/s/seact1934.asp), as amended (the “1934 Act”), (ii) was precleared by the Company in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared by the Company in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below; or
•investments in broad-based, publicly-traded mutual funds or ETFs; or
•bona fide gifts, unless the person making the gift (the “Donor”) has reason to believe that the recipient intends to sell the Company securities during the Blackout Period or while the Donor is aware of material nonpublic information. If you are a Preclearance Person (as defined in Section 4.1 below), any gifts are also subject to the preclearance procedures described in that section.
Exceptions to the blackout period policy may be approved only by the Company’s General Counsel or, in the case of exceptions for directors, board observers or the General Counsel, the Audit Committee of the Board of Directors.
From time to time, events will occur that are material to the Company and cause certain officers, directors, board observers, employees, or consultants to be in possession of material nonpublic information. When that happens, the Company will require that those in possession of the material nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed (an “Event Specific Blackout”).
When an Event Specific Blackout period occurs, those subject to it will be notified by the Company. The Event Specific Blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose the existence of the Event Specific Blackout period to others.

Even if the Company has not notified you that you are subject to an Event Specific Blackout period, if you are aware of material nonpublic information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an Event Specific Blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information.
No officer, director, board observer, employee, or consultant may directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.
3.Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security. Insider trading is not limited to transactions in Joby stock. If you are in possession of material nonpublic information about another public company and buy or sell that company’s securities you could also run afoul of the insider trading laws and this Policy.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.
3.1What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations, trial results, developments regarding strategic collaborators, or the status of regulatory submissions; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
Questions regarding material information should be directed to the Company’s Compliance Officer. A good rule of thumb: When in doubt, do not trade.

3.2What Is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the US Securities and Exchange Commission (the “SEC”). Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.
3.3Who Is an Insider?

“Insiders” include officers, directors, board observers, employees, and consultants of a company, or anyone else who has material nonpublic information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material nonpublic information relating to the company’s securities. Insiders may not trade in the Company’s securities while in possession of material nonpublic information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.
3.4Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.
Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving direct tips from others or through indirect sources, such as conversations at social, business, or other gatherings.
3.5Size of Transaction Does Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, performs routine market surveillance, and aggressively investigates even small insider trading violations. In fact, even cases where the security is sold at a loss can result in insider trading violations.

4.Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.
4.1Preclearance of All Trades by All Officers, Directors, Board Observers and Key Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities by officers, directors, board observers, and key employees who have been notified that they require preclearance (each, a “Preclearance Person”) must be precleared by the Company’s Compliance Officer or his or her designee, except for certain exempt transactions as explained in Section 6 of this Policy. Preclearance does not relieve you of your responsibility under SEC rules.
A request for preclearance must be made in writing (including by e-mail), should be made at least three business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, the type of proposed transaction, the proposed date of the transaction, and the number of shares or other securities to be involved (Joby Preclearance form here). In addition, the Preclearance Person must execute a certification (in the form approved by the Compliance Officer) that he or she is not aware of material nonpublic information about the Company. The Compliance Officer will have sole discretion to decide whether to clear any contemplated transaction. The Chief Financial Officer or Chief Executive Officer will have sole discretion to decide whether to clear transactions by the Compliance Officer or persons or entities subject to this policy as a result of their relationship with the Compliance Officer. Any precleared trade (or any portion of a precleared trade) that has not been effected on the date specified or during the three business day period following the date specified in the preclearance request must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
None of the Company, the Compliance Officer, the General Counsel, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section 4.1. Notwithstanding any preclearance of a transaction pursuant to this Section 4.1, none of the Company, the Compliance Officer, the General Counsel, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
4.2Post-Termination Transactions

With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after you are no longer employed by or providing services to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.
5.Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, board observers, employees, and consultants may not engage in
(a) short sales of the Company’s securities,

(b) put, call, or other derivative securities involving the Company’s securities, forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts that allow ownership of the covered securities, without the full risks and rewards of ownership, and
(c) margin purchases and pledges of the Company’s securities.
6.Rule 10b5-1 Trading Plans, Section 16, and Rule 144

6.1Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s stock in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:
•has been submitted to and preapproved by the Company’s Compliance Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”);

•includes a “Cooling Off Period” for

oSection 16 reporting persons that extends to the later of 90 days after adoption or modification of the Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
oEmployees and other persons that extends 30 days after adoption or modification of the Trading Plan.

•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

•was entered into in good faith during an open window when you were not in possession of material nonpublic information about the Company; and

•either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions.
The Authorizing Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Authorizing Officer.
You may only revoke a Trading Plan outside of blackout periods when you do not possess material nonpublic information. If you revoke a Trading Plan, the revocation must be preapproved by the Authorizing Officer and you must wait at least 30 days before you trade outside of the revoked Trading Plan.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification or termination of Trading Plans and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.
Trading Plans do not exempt you from complying with Section 16 short-swing profit rules or liability.
During an open trading window, you may make trades in addition to the Trading Plan instructions that are already in place as long as the Trading Plan continues to be followed.
6.2Section 16 and Rule 144

Directors and Officer of the Company are subject to certain additional restrictions set forth in the D&O Supplement to the Insider Trading Compliance Policy.
7.Execution and Return of Certification of Compliance

After reading this Policy, all officers, directors, board observers, employees, and consultants should execute and return to the Company’s Compliance Officer the Certification of Compliance form attached hereto as “Attachment A”.

Certification of Compliance

Return by [_________] [insert return deadline]

To:    __________________, [Compliance Officer]
From:    __________________________
Re:    Insider Trading Compliance Policy of Joby Aviation, Inc.

I have received, reviewed, and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Joby Aviation, Inc., to comply fully with the policies and procedures contained therein at all times.

___________________________    _______________
Signature    Date
___________________________
Title

Joby Aviation, Inc. Confidential and Proprietary